Exhibit 99.1
FOR IMMEDIATE RELEASE
John Riney (713) 881-3662

ADAMS RESOURCES ANNOUNCES DIVIDEND AND
THIRD QUARTER 2016 EARNINGS

Houston (November 8, 2016)--Adams Resources & Energy, Inc. (NYSE MKT:AE) announced a third quarter 2016 unaudited net loss of $2,153,000 or $.51 per common share. Revenues for the quarter totaled $256,877,000. The current period net loss compares to an unaudited third quarter 2015 net loss of $308,000 or $.07 per common share.  For the nine months ended September 30, 2016, net earnings were $2,681,000 or $.64 per common share.

Thomas S. Smith, President and Chief Executive Officer, attributed the 2016 earnings decline to an investment impairment provision recorded in the third quarter 2016, as well as, reduced volumes and unit margins within the Company’s crude oil marketing business.  The current commodity price for crude has suppressed drilling and production in the Company’s area of interest and competition has stiffened for the fewer barrels available.  Additionally, the Company’s common carrier chemical transportation business has been negatively impacted by a rate environment that deteriorated markedly versus the prior year quarter and by lower volume with certain dedicated customers.  Mr. Smith added the Company’s present emphasis involves aggressive sales efforts and cost control pending a rebound in the market conditions for the Company’s products and services.  By preserving liquidity and operating as a low-cost provider, the Company will be well positioned when the general economic conditions improve.

Based on recent evaluations, the Company elected to fully impair its investment in Bencap LLC.  Given lower than projected revenue growth and operating losses, the Company is unlikely to loan any additional funds under the terms of the agreement causing forfeiture of the investment.  The Company recognized a net loss of $1,430,000 from its investment in Bencap for the nine months ended September 30, 2016.  This loss included a pre-tax impairment charge of $1,732,000 and pre-tax losses from the investment of $468,000.

A summary of operating results is as follows:

	Third Quarter
	2016	2015

Operating Earnings (Expense)
Marketing	$1,265,000	$3,715,000
Transportation	(430,000)	918,000
Oil and natural gas	(543,000)	(2,909,000)
Administrative expenses	(2,114,000)	(2,101,000)
	(1,822,000)	(377,000)
Interest income, net	245,000	63,000
Equity investment, net of tax	(1,170,000)	-
Income tax benefit	594,000	6,000

Net loss	$(2,153,000)	$(308,000)

The Company’s Board of Directors also declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on December 19, 2016 to shareholders of record as of December 5, 2016.

The Company’s quarterly report on Form 10-Q for the period ended September 30, 2016 will be filed with the Securities and Exchange Commission on November 9, 2016 and will be available on the Company’s website at adamsresources.com.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and potential adverse world economic conditions, (b) fluctuations in hydrocarbon commodity prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability and cost of capital, (j) results of current items of litigation, (k) uninsured items of litigation or losses, (l) uncertainty in reserve estimates and cash flows, (n) successful drilling activity and the ability to replace oil and gas reserves, (m) security issues related to drivers and terminal facilities, (o) demand for chemical based trucking operations, (p) financial soundness of customers and suppliers.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$800,571	$1,596,024	$256,877	$439,893

Costs, expenses and other	(795,439)	(1,584,331)	(259,624)	(440,207)
Income tax (provision) benefit	(2,451)	(4,564)	594	6

Net earnings (loss)	$2,681	$7,129	$(2,153)	$(308)

Earnings (loss) per common share:
Basic and diluted net earnings (loss)
per common share	$.64	$1.69	$(.51)	$(.07)

Dividends per common share	$.66	$.66	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	September 30,	December 31,
	2016	2015

ASSETS
Cash	$78,485	$91,877
Other current assets	96,413	84,660
Total current assets	174,898	176,537

Net property & equipment	49,516	59,715
Deposits and other assets	8,497	6,963
	$232,911	$243,215

LIABILITIES AND EQUITY
Total current liabilities	$71,303	$80,197
Other long-term liabilities	9,201	10,508
Shareholders’ equity	152,407	152,510
	$232,911	$243,215